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Exhibit 3.3

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INTERDENT, INC.,
a Delaware Corporation

        The undersigned, Ivar Chhina, certifies that he is the Chief Executive Officer of InterDent, Inc., a corporation organized and existing under the laws of the State of Delaware, and does hereby further certify as follows:

        1.     The name of the corporation is InterDent, Inc. (the "Corporation"). The name of the Corporation at the time of its incorporation was Wisdom Holdings, Inc. The Certificate of Incorporation of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on October 13, 1998. The Certificate of Amendment to change the name of the Corporation to InterDent, Inc. was filed in the office of the Secretary of State of the State of Delaware on February 8, 1999. The Certificate of Incorporation of the Corporation, as so amended, was amended and restated in its entirety by the Amended and Restated Certificate of Incorporation filed on October 9, 2003.

        2.     Pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve this Second Amended and Restated Certificate of Incorporation. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendment and restatement.

        3.     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation restates and integrates the Certificate of Incorporation of the Corporation, as heretofore amended, restated or supplemented.

        The text of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is restated in its entirety as follows:

ARTICLE
I

        The name of this Corporation is InterDent, Inc.

ARTICLE
II

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE
III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE
IV

        A.    Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 1,463,358 shares, of which 981,679 shares shall be Common Stock (the "Common Stock") and 481,679 shares shall be Preferred Stock (the "Preferred Stock"). The

Preferred Stock shall be divided into three series. The first Series shall consist of 229,007 shares and shall be designated Class A Preferred Stock, each with a par value of $0.001 per share (the "Class A Preferred Stock"). The second Series shall consist of 52,672 shares and shall be designated Class B Preferred Stock, each with a par value of $0.001 per share (the "Class B Preferred Stock"). The third Series shall consist of 200,000 shares and shall be designated Class C Preferred Stock, each with a par value of $0.001 per share (the "Class C Preferred Stock"). The Common Stock shall be divided into three series. The first Series shall consist of 229,007 shares and shall be designated Class A Common Stock, each with a par value of $0.001 per share (the "Class A Common Stock"). The second Series shall consist of 52,672 shares and shall be designated Class B Common Stock, each with a par value of $0.001 per share (the "Class B Common Stock"). The third Series shall consist of 700,000 shares and shall be designated Class C Common Stock, each with a par value of $0.001 per share (the "Class C Common Stock"). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

        B.    Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock, including those contained in Article IV(B)7 below, or series thereof in Certificates of Designation or this Certificate of Incorporation ("Protective Provisions"), the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to or pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), but not senior to, any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        1.     Dividend Provisions with respect to Class B Preferred Stock.

          (a)   The holders of the Class B Preferred Stock shall be entitled to receive dividends at the rate of five percent (5%) of the Original Issue Price (as defined below and as adjusted for any stock dividend, combination, stock split or other recapitalization (collectively a "Recapitalization")) per annum, based on a 360-day year of twelve 30-day months, compounded annually on each share of Class B Preferred Stock. Such dividends shall be cumulative and shall accrue from day to day, whether or not earned or declared, commencing upon the date of issuance of the Class B Preferred Stock and shall be due and payable out of funds legally available therefore for the payment of dividends, on September 30 of each year commencing on September 30, 2005 (the "Dividend Payment Date") or upon the occurrence of a Liquidation Event (as defined in Section 3 hereof) to the holders of record of outstanding shares of the Class B Preferred Stock as of the date fifteen (15) days prior to such payment.

          (b)   Notwithstanding anything to the contrary contained in Section 1(a) above, no dividend will be paid to the holders of Class B Preferred Stock so long as such payment is prohibited pursuant to the terms of (i) the Amended and Restated Loan and Security Agreement, dated as of December 15, 2004, among the Corporation, InterDent Service Corporation, the lenders named therein and Wells Fargo Foothill, Inc. as Arranger and Administrative Agent, as such may be amended from time to time, and (ii) the Indenture, dated as of December 15, 2004, among IDI Acquisition Corp., InterDent Service Corporation, the guarantors named therein and Wells Fargo, National Association, as Trustee and Collateral Agent, as such may be amended from time to time (the "Financing Agreements"), but such dividends will continue to accrue and will be paid upon the occurrence of a Liquidation Event. Notwithstanding anything to the contrary contained in Section 1(a) above, at such time as payment of the dividends is permitted under the Financing Agreements, all dividends which have accrued prior thereto and which remain unpaid may be paid at the election of the Corporation out of funds legally available therefore for the payment of dividends on the next occurring Dividend Payment Date or anytime thereafter.

          (c)   The Original Issue Price of each share of Class A Preferred Stock shall be $173.76 per share. The Original Issue Price of each share of Class B Preferred Stock shall be $164.23 per share. The Original Issue Price of each share of Class C Preferred Stock shall be $100.00 per share.

          (d)   If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class B Preferred Stock, such payment will be distributed ratably among the holders of the Class B Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Class B Preferred Stock held by each such holder.

          (e)   Subject to the prior rights of the holders of Class C Preferred Stock, so long as any shares of Class B Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other series of preferred stock or any Common Stock, nor shall any shares of any other series of preferred stock or any shares of any Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation) until all dividends (as set forth in Section 1(a) above) on the Class B Preferred Stock shall have been paid or declared and set apart. The provisions of this Section 1(e) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock, (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation's Board of Directors, or (iv) any dividend payable with respect to the Class C Preferred Stock or any redemption of the Class C Preferred Stock.

        2.     Dividend Provisions with respect to Class C Preferred Stock.

          (a)   The Corporation will pay preferential dividends to the holders of the Class C Preferred Stock as provided in this Section 2. Dividends on each outstanding share of Class C Preferred Stock will accrue cumulatively on a daily basis during each calendar month at the rate of 15% per annum of the Original Issue Price thereof (as adjusted for any Recapitalization), and will be payable on the last day of each calendar month (each such date, a "Class C Dividend Payment Date").

          (b)   Dividends on each share of Class C Preferred Stock will accrue from and including the date of issuance of such share to and including the date on which the Liquidation Preference Amount (plus all then accrued but unpaid dividends thereon) of such share is paid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as provided below with respect to shares of Class C Preferred Stock issued pursuant to a PIK Dividend (as defined below), the date on which the Corporation initially issues any share of Class C Preferred Stock will be deemed to be its "date of issuance", regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. With respect to any share of Class C Preferred Stock issued pursuant to a PIK Dividend, the first day of the calendar month following the applicable Class C Dividend Payment Date giving rise to such PIK Dividend shall be deemed to be its "date of issuance", regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share. "PIK Dividend" means, with respect to the Class C Preferred Stock, the issuance on any Class C Dividend Payment Date of additional shares of Class C Preferred Stock having an aggregate Original Issue Price equal to any accrued and unpaid dividends thereon. Dividends shall continue to accrue on each share of Class C Preferred Stock regardless of whether the Corporation has issued a certificate evidencing a PIK Dividend with respect to such dividends.

          (c)   So long as any shares of Class C Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other series of preferred stock or any Common Stock, nor shall any shares of any other series of preferred stock or any shares of any Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation) until all dividends on the Class C Preferred Stock shall have been paid or declared and set apart. The provisions of this Section 2(c) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock, (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation's Board of Directors or (iv) the payment of cash dividends to the holders of Class A Preferred Stock and Class B Preferred Stock in accordance with Section 1(a) above which shall be permitted if such payment is not prohibited under Section 1(b) above.

          (d)   All dividends payable on the Class C Preferred Stock pursuant to this Section 2 shall be paid in cash, except that the Corporation may, at its option, pay all or any portion of any accrued and unpaid dividends payable on any Class C Dividend Payment Date by the issuance of a PIK Dividend. All shares of Class C Preferred Stock issued pursuant to a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Each such PIK Dividend shall be made pro rata with respect to the outstanding shares of Class C Preferred Stock in accordance with the respective dividends then due and payable thereon. Dividends with respect to such additional shares of Class C Preferred Stock issued as a PIK Dividend shall accrue at the rates and be due and payable on the Class C Dividend Payment Dates and on the other terms set forth in this Section 2.

        3.     Liquidation Preference.

          (a)   In the event of any liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any other series of preferred stock or of Common Stock by reason of their ownership thereof, the following amounts (the "Liquidation Preference Amount").

        (i)    first, to the holders of Class C Preferred Stock, an amount per share of Class C Preferred Stock equal to the Original Issue Price per share (as adjusted for any Recapitalization) plus all declared, or undeclared but accumulated and unpaid, dividends on such share; and

        (ii)   second, to the holders of Class A Preferred Stock and Class B Preferred Stock, an amount per share equal to the Original Issue Price per share (as adjusted for any Recapitalization) plus all declared, or undeclared but accumulated and unpaid, dividends on such share.

If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Preferred Stock under the foregoing clauses (i) and (ii) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the applicable series or class of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b)   In the event of any Liquidation Event, and subject to the payment in full of the aggregate Liquidation Preference Amount as provided in subsection (a) of this Section 3, and any other distribution that may be required with respect to a series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders of the Corporation (the "Stockholders") shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

          (c)   For purposes of this Section 3, a Liquidation Event shall be deemed to be occasioned by, or to include (a "Deemed Liquidation"), (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's Stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

          (d)   Notwithstanding anything to the contrary contained in Section 3(c) above, holders of the Class A Preferred Stock and Class B Preferred Stock, by written election delivered to the Corporation no later than two (2) business days prior to the closing of the Deemed Liquidation, may elect to convert their shares of Class A Preferred Stock and Class B Preferred Stock into shares of Class A Common Stock and Class B Common Stock, as the case may be, and receive the same consideration payable to the holders of shares of Common Stock in the Deemed Liquidation.

          (e)   Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the Fair Value of such securities or other property.

          (f)    For purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

            (1)   "Current Market Price" of a security shall mean, on any date specified herein, the average of the daily Market Price during the 10 consecutive trading days commencing fifteen (15) trading days before such date, except that, if on any such date the security is not listed or admitted for trading on any national securities exchange or quoted on the NASD automated quotation system, the Current Market Price shall be the Market Price on such date.

            (2)   "Fair Value" shall mean, on any date specified herein (i) in the case of cash, the dollar amount thereof, (ii) in the case of a security, the Current Market Price, and (iii) in all other cases, the fair value thereof as determined reasonably and in good faith by the Board of Directors of the Corporation.

            (3)   "Market Price" of a security shall mean, on any date specified herein, the amount per share of a security, equal to (i) the last reported sale price of such security, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof regular way on such date, in either case as officially reported on the principal national securities exchange on which such security is then listed or admitted for trading, (ii) if such security is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the security on such date, (iii) if there shall have been no trading on such date or if the security is not so designated, the average of the closing bid and asked prices of the security on such date as shown by the NASD automated quotation system, or (iv) if such security is not then listed or admitted for trading on any national exchange, so designated or quoted on the NASD automated quotation system, the fair value thereof as determined reasonably and in good faith by the Board of Directors of the Corporation.

            (4)   "NASD" shall mean the National Association of Securities Dealers, Inc.

        4.     Redemption.

          (a)   Class A Preferred Stock and Class B Preferred Stock. The Class A Preferred Stock and the Class B Preferred Stock is not redeemable at the option of the holder.

          (b)   Mandatory Redemption of Class C Preferred Stock. The Corporation will redeem all of the shares of Class C Preferred Stock outstanding on January 1, 2014.

          (c)   Optional Redemption of Class C Preferred Stock.

            (i)    Prior to January 1, 2009. The Corporation shall have the right at any time prior to January 1, 2009 to redeem up to 35% of the shares of Class C Preferred Stock then outstanding; provided, that the Redemption Price therefor is paid with proceeds from the sale of equity securities permitted to be issued under this Certificate of Incorporation and the Shareholders Agreement.

            (ii)   On or After January 1, 2009. The Corporation shall have the right at any time and from time to time on or after January 1, 2009 to redeem up to 100% of the shares of Class C Preferred Stock then outstanding.

          (d)   Notice of Redemption. The Corporation shall provide written notice ("Redemption Notice") of any event giving rise to the redemption of Class C Preferred Stock pursuant to this Section 3 specifying the time and place of redemption and the redemption price per share, by first class or registered mail, postage prepaid, to each holder of record of Class C Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all the shares of Class C Preferred Stock owned by such holder are then to be redeemed, the notice will also specify the number of shares of Class C Preferred Stock which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated, to the extent permitted by law, to redeem at the time of redemption specified therein all shares of Class C Preferred Stock specified therein.

          (e)   Redemption Price and Priority of Payment. For each share of Class C Preferred Stock which is to be redeemed, the Corporation will be obligated on the applicable Redemption Date (as defined herein) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Class C Preferred Stock), in immediately available funds, an amount equal to the applicable Redemption Price (as defined below). If the funds of the Corporation legally available for redemption of shares of Class C Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Class C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of Class C Preferred Stock ratably among the holders of such shares to be redeemed based upon the aggregate Redemption Price of such shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Class C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed. In case fewer than the total number of shares of Class C Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder within ten business days after surrender of the certificate representing the redeemed shares of Class C Preferred Stock. "Redemption Date" as to any redemption of any share of Class C Preferred Stock, means the redemption date for such share of Class C Preferred Stock specified in the Redemption Notice. The "Redemption Price" of a share of Class C Preferred Stock shall be equal to (i) the Original Issue Price thereof (as adjusted for any Recapitalization) plus all then accrued but unpaid dividends thereon multiplied by (ii) the Applicable Percentage. The "Applicable Percentage" means (i) with respect to shares of Class C Preferred Stock for which a Redemption Notice is received before January 1, 2009, 115%, (ii) with respect to shares of Class C Preferred Stock for which a Redemption Notice is received on or after January 1, 2009 but before January 1, 2010, 112%, (iii) with respect to shares of Class C Preferred Stock for which a Redemption Notice is received on or after January 1, 2010 but before January 1, 2011, 108%, (iv) with respect to shares of Class C Preferred Stock for which a Redemption Notice is received on or after January 1, 2011 but before January 1, 2012, 104%, and (v) with respect to shares of Class C Preferred Stock for which a Redemption Notice is received on or after January 1, 2012, 100%.

          (f)    Pro Rata Treatment of Preferred Stock. The number of shares of Class C Preferred Stock to be redeemed from each holder thereof in redemption hereunder will be the number of shares of Class C Preferred Stock determined by multiplying the total number of shares of Class C Preferred Stock to be redeemed by a fraction, the numerator of which will be the total number of shares of Class C Preferred Stock then held by such holder and the denominator of which will be the total number of shares of Class C Preferred Stock then outstanding. The Corporation shall not redeem, repurchase or otherwise acquire any Class C Preferred Stock except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Class C Preferred Stock.

          (g)   Dividends after Payment of Redemption Price. No share of Class C Preferred Stock is entitled to any dividends accruing after the date on which the Redemption Price of such share is paid pursuant to subsection (e) of this Section 4. On such date all rights of the holder of such share of Class C Preferred Stock will cease, and such share of Class C Preferred Stock will be deemed not to be outstanding.

          (h)   Payments on Junior Stock. If and so long as there are any shares of Class C Preferred Stock outstanding which the Corporation has become obligated to redeem pursuant to this Section 4, until the Corporation has redeemed all of such shares of Class C Preferred Stock, the Corporation shall not redeem, repurchase or otherwise acquire for value, or declare or pay any dividend or other distribution on or with respect to, any class or series of Preferred Stock or Common Stock.

        5.     Conversion. The holders of the Class A Preferred Stock and Class B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)   Right to Convert.

            (i)    Each share of Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price for such share by the "Conversion Price" in effect at the time of conversion for such share of Class A Preferred Stock.

            (ii)   Each share of Class B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price for such share by the "Conversion Price" in effect at the time of conversion for such share of Class B Preferred Stock.

            (iii)  The initial Conversion Price for each share of Class A Preferred Stock and each share of Class B Preferred Stock shall be the Original Issue Price; provided, however, that the Conversion Price shall be subject to adjustment as set forth in subsection (e) of this Section 5.

            (iv)  All accrued and unpaid dividends on each share of Class A Preferred Stock and each share of Class B Preferred Stock which is converted by the holder thereof under this Section 5 shall be cancelled ab initio upon such conversion.

          (b)   Automatic Conversion. Each share of Class A Preferred Stock shall automatically be converted into shares of Class A Common Stock and each share of Class B Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Price at the time in effect for such share immediately upon the date specified by written consent or agreement of the holders of 90% of the then outstanding shares of Preferred Stock.

          (c)   Right to Convert Upon a Deemed Liquidation. Upon the proposed occurrence of a Deemed Liquidation, holders of Preferred Stock shall have until two (2) business days prior to the closing of the Deemed Liquidation to convert their shares of Preferred Stock into shares of Class A Common Stock and Class B Common Stock, as the case may be, and receive the same consideration payable to the holders of shares of Common Stock in the Deemed Liquidation.

          (d)   Mechanics of Conversion. Before any holder of Class A Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock and before any holder of Class B Preferred Stock shall be entitled to convert the same into shares of Class B Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred Stock or Class B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred Stock or Class B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock or Class B Common Stock, as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock or Class B Common Stock, as the case may be, as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Class A Preferred Stock or Class B Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with a Deemed Liquidation, the conversion may, at the option of any holder tendering Class A Preferred Stock or Class B Preferred Stock for conversion, be conditioned upon the closing of the Deemed Liquidation and the effectuation of the transaction contemplated thereby, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Class A Preferred Stock or Class B Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the Deemed Liquidation and the effectuation of the transaction contemplated thereby.

          (e)   Conversion Price Adjustments of Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

            (i)    In the event the Corporation should at any time or from time to time after the date upon which any shares of Class A Preferred Stock or Class B Preferred Stock were first issued (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Class A Preferred Stock and Class B Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

            (ii)   If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Class A Preferred Stock or Class B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

            (iii)  Adjustment of Conversion Price Upon Issuance of Additional Stock. If, after the Purchase Date, the Corporation shall issue (the "Qualifying Issuance") any Additional Stock (as defined below) without consideration or for consideration per share less than the Conversion Price in effect immediately prior to the Qualifying Issuance, the Conversion Price in effect immediately prior to the Qualifying Issuance shall forthwith be adjusted to an amount equal to the product obtained by multiplying (i) the Conversion Price in effect immediately prior to the Qualifying Issuance, by (ii) a fraction, the numerator of which shall be the sum of (A) the product obtained by multiplying (1) the number of shares of Common Stock outstanding (on a fully diluted basis) immediately prior to the Qualifying Issuance by (2) the Conversion Price as of the date of the Qualifying Issuance, plus (B) the cash consideration, if any, received by the Corporation upon such Qualifying Issuance, and the denominator of which shall be the product obtained by multiplying (C) the number of shares of Common Stock outstanding (on a fully diluted basis) immediately after such Qualifying Issuance, by (D) the Conversion Price as of the date of such Qualifying Issuance.

            (iv)  Deemed Issue of Additional Stock; Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Purchase Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Stock issued as of the time of such issue, provided that Additional Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(e)(v)) of such Additional Stock would be less than the Conversion Price in effect immediately prior to such issue.

            (v)   Determination of Consideration. For purposes of this Section 5(e), the consideration received by the Corporation for the issue of any Additional Stock shall be computed as follows:

              (1)   Cash and Property. Such consideration shall:

                (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest, accrued dividends, expenses, discounts or commissions;

                (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined reasonably and in good faith by the Corporation's Board of Directors; and

                (C)  in the event Additional Stock is issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined reasonably and in good faith by the Corporation's Board of Directors.

              (2)   Options and Convertible Securities. The consideration per share received by the Corporation for Additional Stock deemed to have been issued pursuant to Subsection 5(e)(iv), relating to Options and Convertible Securities, shall be determined by dividing:

                (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi)  Special Definitions. For purposes of this Section 5(e), the following definitions shall apply:

              (1)   "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

              (2)   "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

              (3)   "Additional Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(e)(iv), deemed to be issued) by the Corporation upon or after the date of filing of this Second Amended and Restated Certificate of Incorporation, other than shares of Common Stock issued or issuable at any time:

                (A)  upon conversion of the shares of Preferred Stock authorized herein;

                (B)  upon exercise of Options, not to exceed 7.5% of the outstanding Common Stock of the Corporation on the date of filing of this Second Amended and Restated Certificate of Incorporation, calculated on a fully diluted and converted basis, issued to officers, directors, and employees of, and consultants to, the Corporation pursuant to a management incentive plan approved by the Board of Directors and the Stockholders;

                (C)  as a dividend or distribution on Preferred Stock;

                (D)  upon exercise of any Class D Common Stock Purchase Warrant or any Class G Common Stock Purchase Warrant of the Corporation; and

                (E)  by way of any split, combination, subdivision, recapitalization or consolidation, including any transaction described in Subsections 5(e)(i) or 5(e)(ii) or Section 5(g).

          (f)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(e)(i), then, in each such case for the purpose of this subsection 5(f), the holders of the Class A Preferred Stock and Class B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Class A Preferred Stock or Class B Preferred Stock, as applicable, are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (g)   Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3 or this Section 5) provision shall be made so that the holders of the Class A Preferred Stock and Class B Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock or Class B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Class A Preferred Stock and Class B Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Class A Preferred Stock and Class B Preferred Stock), shall be applicable after that event as nearly equivalent as may be practicable.

          (h)   No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class A Preferred Stock and Class B Preferred Stock against impairment.

          (i)    No Fractional Shares and Certificate as to Adjustments.

            (i)    No fractional shares shall be issued upon conversion of any share or shares of the Class A Preferred Stock and Class B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Class A Preferred Stock and Class B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (ii)   Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Preferred Stock and Class B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Preferred Stock and Class B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Class A Preferred Stock or Class B Preferred Stock.

          (j)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Class A Preferred Stock and Class B Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (k)   Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock and Class B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock and Class B Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock and Class B Preferred Stock in addition to such other remedies as shall be available to the holder of such Class A Preferred Stock and Class B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (l)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Class A Preferred Stock and Class B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

        6.     Voting Rights.

          (a)   Class A Preferred Stock. Except as otherwise expressly provided herein, the holder of each share of Class A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Class A Preferred Stock could be converted, and with respect to such vote, such holder shall have full voting rights and powers with the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any Stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock, held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b)   Class B Preferred Stock. Except as otherwise expressly provided herein, the holder of each share of Class B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class B Common Stock into which such shares of Class B Preferred Stock could be converted, and with respect to such vote, such holder shall have full voting rights and powers with the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any Stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock, held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (c)   Class C Preferred Stock. Except as otherwise provided in Section 7(b), or as otherwise required by law, the holders of the Class C Preferred Stock shall have no right to vote on any matter submitted to the stockholders of the Corporation for vote, consent or approval.

        7.     Protective Provisions.

          (a)   Class A and Class B Preferred Stock/Class A and Class B Common Stock. So long as any shares of Class A Preferred Stock, Class B Preferred Stock, Class A Common Stock and Class B Common Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of the then outstanding shares of the Class A Preferred Stock, Class B Preferred Stock, the Class A Common Stock and Class B Common Stock, voting together as a class, take any action to amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that would change any of the rights, including but not limited to any voting rights or voting percentages, preferences or privileges provided for herein for the benefit of any shares of the Class A Preferred Stock, the Class B Preferred Stock, the Class A Common Stock or the Class B Common Stock.

          (b)   Class C Preferred Stock. So long as any shares of Class C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of the then outstanding shares of the Class C Preferred Stock, take any of the following actions:

            (i)    amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that would change any of the rights, including but not limited to any voting rights or voting percentages, preferences or privileges provided for herein for the benefit of any shares of the Class C Preferred Stock;

            (ii)   fail to comply with each of the covenants contained in Article 4 of that certain Indenture, dated as of December 15, 2004, among IDI Acquisition Corp., InterDent Service Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee and Collateral Agent, as such agreement is originally in effect.

        8.     Status of Converted Stock. In the event any shares of Class A Preferred Stock or Class B Preferred Stock shall be converted pursuant to Section 5, the shares so converted shall be canceled and shall not be issuable by the Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

        C.    Common Stock.

          1.     Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.     Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 3 of Division B of this Article IV hereof.

          3.     Redemption. The Common Stock is not redeemable at the option of the holder.

          4.     Voting Rights. Except as otherwise expressly provided herein, the holder of each share of Common Stock shall be entitled to the number of votes equal to the number of shares of Common Stock held by such holder. Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a class with respect to all matters upon which holders of Common Stock have the right to vote. The holder of each share of Common Stock shall be entitled to notice of any Stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

          5.     Issuances of Class A Common Stock and Class B Common Stock. Shares of Class A Common Stock and shares of Class B Common Stock shall only be issued by the Corporation upon the conversion of shares of Class A Preferred Stock or Class B Preferred Stock or as a result of any anti-dilution or preemptive right provisions.

          6.     Automatic Conversion of Class A Common Stock and Class B Common Stock. Upon the effective date of any underwritten registered public offering of Class C Common Stock by the Corporation, each share of Class A Common Stock for which registration has been sought in connection with such public offering shall automatically convert into one share of Class C Common Stock and each share of Class B Common Stock for which registration has been sought in connection with such public offering shall automatically convert into one share of Class C Common Stock.

ARTICLE
V

        A.    Transfer of Shares.

          1.     Validity of Transfer. No sale, assignment, transfer, pledge, lien, hypothecation, encumbrance or disposition in any way (collectively, a "Transfer") of any securities evidencing an ownership interest in the Corporation, including the Common Stock and the Preferred Stock, or any securities convertible into or exercisable for any shares of the foregoing, including any warrants, or any agreement or commitment to issue any of the foregoing (collectively "Equity Securities"), shall be valid, and instead shall be null and void, or registered unless such Transfer complies with the provisions of this Certificate of Incorporation, an instrument of Transfer (substantially in the form attached to the Shareholders Agreement (as defined in Article V.A.3 hereof) has been submitted to the Corporation, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require and the Transfer is recorded on the books and records of the Corporation. The Corporation shall promptly record or cause the recordation of any Transfer that complies with the provisions of this Certificate of Incorporation.

          2.     Restrictions on Transfer. Except as otherwise provided in this Certificate of Incorporation and except as otherwise provided in any written employment agreement or restricted stock purchase agreement between the Corporation and any Insider Restricted Party (as defined herein), no holder (a "Restricted Party") of shares of Class C Common Stock or of any warrants, options or other securities exercisable or convertible into shares of Class C Common Stock (collectively, "Class C Equity Securities"), shall Transfer all or any part of or any interest in such securities now or hereafter owned or held by a Restricted Party to any person or entity (a "Transferee") unless the Transferee is an Affiliate of the Restricted Party; provided, that (i) at such time as the LL Entities cease to own at least ten percent (10%) of the then outstanding shares of Common Stock (calculated on fully-diluted basis assuming the conversion and exercise of all options, warrants and convertible securities), a Restricted Party shall be permitted to Transfer such Restricted Party's Class C Equity Securities to any person or entity, (ii) following the occurrence of a Listing Event (as defined herein), a Restricted Party who is not an Insider Restricted Party shall be permitted to Transfer up to ten percent (10%) of such Restricted Party's Class C Equity Securities then outstanding in each calendar year following such Listing Event and (iii) following the occurrence of a Listing Event, an Insider Restricted Party shall be permitted to Transfer up to twenty percent (20%) of such Restricted Party's Class C Equity Securities then outstanding in each calendar year following such Listing Event. In connection with all Transfers of Class C Equity Securities, the Transferee must agree in writing to be bound by the provisions of this Certificate of Incorporation and the Shareholders Agreement (as defined herein) and prior to such Transfer, the Restricted Party shall provide to the Corporation the written opinion, in form and substance reasonably satisfactory to the Corporation, of a nationally recognized law firm to the effect that the Transfer will not violate the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"). A "Listing Event" shall mean the first to occur of (a) any listing or admission for trading of any Equity Securities on any national securities exchange or (b) any designation of any Equity Securities as a national market system security by the NASD, and an "Insider Restricted Party" shall mean any Restricted Party who is an employee or director or former employee or director of the Corporation.

          3.     Excluded Transfers. The provisions of Section 2 of Division A of this Article V shall not apply to (a) any Transfer of Equity Securities in accordance with Division B of this Article V or Article 2 of the Amended and Restated Shareholders Agreement dated as of December 15, 2004 by and among the Corporation, Levine Leichtman Capital Partners II, L.P., Pleasant Street Investors, LLC, and other holders of the equity securities of the Corporation, as such may be amended from time to time (the "Shareholders Agreement"); and (b) the Transfer of Equity Securities in accordance with Section 2.4 of the Shareholders Agreement.

        B.    Bring Along Rights.

          1.     In the event that the holders of all of the Class A Preferred Stock and the Class A Common Stock and the LL Entities (as defined in the Shareholders Agreement) elect (the "Proposing Stockholders") to sell (the "Proposed Bring Along Sale") all of their shares to an unrelated third party (the "Buyer") on an arms-length basis, then all other holders of Equity Securities (the "Remaining Stockholders") shall be required, if so required by the Proposing Stockholders, to sell all of their Equity Securities in the Corporation to the Buyer at the same price and upon the same terms and conditions as the Proposing Stockholders. Thirty (30) days prior to the date set by the Proposing Stockholders as the date for the Proposed Bring Along Sale, the Proposing Stockholders shall notify, or cause to be notified through the Corporation (which will undertake such notification at no charge), each of the Remaining Stockholders in writing of such offer. The notice (the "Bring Along Notice") shall set forth: (i) the name of the Buyer;

  (ii) the proposed amount and form of consideration and terms and conditions offered by the Buyer; and (iii) the proposed closing date for the Proposed Bring Along Sale. Any Remaining Stockholder who disputes the effectiveness of a Bring Along Notice shall deliver written notice of such dispute to the Corporation within 10 days following the date of the Bring Along Notice or any right of such Remaining Stockholder to dispute a Bring Along Notice shall be deemed waived.

          2.     Promptly following receipt of the Bring Along Notice, the Remaining Stockholders shall deliver to the Proposing Stockholders the certificate or certificates representing the Equity Securities to be sold or otherwise disposed of pursuant to the Proposed Bring Along Sale free and clear of any and all liens, pledges, claims, options, proxies, agreements, charges, encumbrances, or interests of any person or entity whatsoever (other than restrictions imposed pursuant to applicable federal and state securities laws, this Certificate of Incorporation and the Shareholders Agreement) and the Remaining Stockholders shall so represent and warrant to that fact. Each Remaining Stockholder shall further represent and warrant that it is the record and beneficial owner of such Equity Securities and, if such Remaining Stockholder is not a natural person, that it has all necessary power and authority to sell its Equity Securities. Each Remaining Stockholder shall also deliver to the Proposing Stockholders with the certificate or certificates representing the Equity Securities to be sold or otherwise disposed of pursuant to the Proposed Bring Along Sale a limited power of attorney authorizing the Proposing Stockholders to sell or otherwise dispose of such Equity Securities pursuant to the terms of the Proposed Bring Along Sale and to convert, to the extent necessary, any shares of Preferred Stock into shares of Common Stock in connection with the Proposed Bring Along Sale. The Remaining Stockholders who hold options or warrants which as of the closing of the Proposed Bring Along Sale are presently exercisable (or become exercisable as a result of the transaction that is the subject of Bring Along Notice), shall have until five (5) business days prior to the closing of the Proposed Bring Along Sale to exercise their options or warrants and deliver the certificates of Common Stock received in connection with such exercise. Warrants and options which are not exercised by such time or to the extent as of the closing of the Proposed Bring Along Sale are not exercisable (or to the extent such warrants or options would not become exercisable as a result of such transaction) shall automatically be cancelled upon the consummation of the Proposed Bring Along Sale; provided such warrants or options shall not be cancelled to the extent the Buyer in the Bring Along Sale permits a Remaining Holder to retain such warrants or options upon consummation of the Bring Along Sale. Whether the Buyer agrees to permit the Remaining Holders to retain any warrants or options is in the sole discretion of the Buyer and the Proposing Stockholders and the Corporation are under no obligation whatsoever to include such an agreement as part of the terms of the Bring Along Sale. The exercise of any option or warrant by a holder in connection with a Proposed Bring Along Sale may be conditioned by the holder upon the consummation of the Proposed Bring Along Sale and the cancellation of any warrant or option, to the extent it is not exercised, shall be conditioned upon the consummation of the Bring Along Sale.

          3.     The Proposing Stockholders shall have 90 days, commencing on the date of the Bring Along Notice, in which to complete the Proposed Bring Along Sale; provided that if the Proposed Bring Along Sale is subject to any prior regulatory approval or consent, the time period during which such Proposed Bring Along Sale may be consummated may be extended until the expiration of ten (10) days after all such approvals and consents shall have been received. If at the end of such ninety (90) day period, or such additional period in the event that regulatory approval or consent is required, the Proposing Stockholders have not completed the Proposed Bring Along Sale, the Proposing Stockholders shall return to the Remaining Stockholders all certificates representing shares of Equity Securities, powers of attorney which were delivered for sale in connection with the Proposed Bring Along Sale and any other documents delivered by the Remaining Stockholders in connection with the Proposed Bring Along Sale.

          4.     Concurrently with the consummation of the Proposed Bring Along Sale, the Proposing Stockholders shall notify the Remaining Stockholders thereof, and the Buyer shall remit to each Remaining Stockholders a certified check, and any non cash consideration if any, for the total sales price of the Equity Securities of such Remaining Stockholder so purchased; provided, however, that at the election of any Remaining Stockholder the Proposing Stockholders shall cause the cash portion of such total sales price to be paid by wire transfer at the instructions of such Remaining Stockholder.

          5.     Notwithstanding anything contained in this Division B of Article V, there shall be no liability on the part of the Proposing Stockholders to any Remaining Stockholder in the event that the Proposed Bring Along Sale is not consummated for whatever reason. Whether the Proposed Sale is effected by the Proposing Stockholders is in the sole and absolute discretion of the Proposing Stockholders.

        C.    Stock Legend. Each certificate evidencing any outstanding Equity Securities shall bear a legend in substantially the following form:

          The securities represented by this certificate are subject to certain significant restrictions on transfer and to the rights of other Stockholders to purchase, or compel the sale of, such securities on the terms and conditions set forth in the Corporation's Certificate of Incorporation and in a certain Amended and Restated Shareholders Agreement, dated as of December 15, 2004, as the same may be amended from time to time, copies of which may be obtained from the Corporation. No transfer of such securities will be valid or registered on the books of the Corporation unless and until the terms of any restrictions contained in the Certificate of Incorporation and the Shareholders Agreement are complied with and evidence of such compliance is submitted to the Corporation.

        All certificates representing Equity Securities hereafter issued to or acquired by any of the Stockholders or their successors hereto shall bear the legend set forth above. Such certificate shall bear any additional endorsement which may be required for compliance with federal or state securities laws or state blue sky laws or as may be required under the Shareholders Agreement.

ARTICLE
VI

        The Corporation is to have perpetual existence.

ARTICLE
VII

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its Stockholders or any class thereof, as the case may be, it is further provided:

        1.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

        2.     The power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provision of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the Stockholders of the Corporation entitled to vote unless provisions for such classification shall be set forth in this Certificate of Incorporation.

        3.     Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of Stockholders. The Corporation shall not issue any nonvoting equity securities within the meaning of Section 1123(a)(6) of the United States Bankruptcy Code.

ARTICLE
VIII

        The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provision of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE
IX

        The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of Stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE
X

        From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the Stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article X.

ARTICLE
XI

        Meetings of Stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        This Second Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Second Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, InterDent, Inc. has caused this Second Amended and Restated Certificate of Incorporation of the Corporation to be signed by its Chief Executive Officer in El Segundo, California as of this December 15, 2004.

INTERDENT, INC.
Ivar Chhina Chief Executive Officer

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  Exhibit 3.3